EXHIBIT 10.42

CALENDAR 2010 NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Element	Amount
Board Cash Compensation	Annual retainer - $60,0001
Per meeting fees: $2,000 in-person, $1,000 telephonic2
Annual Equity Compensation	-Option to purchase 1,667 shares of Common Stock3 -Restricted stock units for 3,333 shares of Common Stock3 -Both grants vest in 12 equal monthly installments following the date of grant
Annual Lead Director Cash Compensation	Additional retainer: $24,0001
Committee Member Cash Compensation	Annual retainer: 1 -Audit Committee: $10,000 -Compensation Committee: $10,000 -Nominating and Governance Committee: $10,000 Per meeting fees: $1,5002
Annual Committee Chair Cash Compensation	Additional retainer: 1 -Audit Committee: $10,000 -Compensation Committee: $10,000 -Nominating and Governance Committee: $10,000

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1 Directors may elect to receive cash retainers in the form of restricted stock units with value equal to 133% of the forgone cash compensation and which vest in full on the day immediately prior to the annual meeting of stockholders held following the grant date.

2 Meeting fees may be deferred and converted into share units pursuant to the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

3 Represents amount of equity granted to Board members elected at annual meetings of stockholders. For members appointed between annual meetings of stockholders, grant amounts are pro rated based upon the time between the last annual meeting of stockholders and the date of appointment.